EXHIBIT 21.1

SUBSIDIARIES OF HYDROGEN ENGINE CENTER, INC.

Name of Subsidiary	Jurisdiction of Organization
Hydrogen Engine Center, Inc. (Wholly owned subsidiary of Hydrogen Engine Center, Inc. of Nevada)	Iowa

Hydrogen Engine Centre (HEC) Canada Inc. (Wholly owned subsidiary of Hydrogen Engine Center, Inc. of Nevada)	Canada